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                                                                     EXHIBIT 5.1
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                                 October 9, 2001


Board of Directors
Empyrean Bioscience, Inc.
23800 Commerce Park Road, Suite A
Cleveland, OH  44122

Gentlemen:

Empyrean Bioscience, Inc., a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") with respect to 372,185 shares (the "Shares") of the Company's common stock, $.0001 par value (the "Common Stock"), issued as compensation to directors and consultants under consulting agreements (the "Consulting Agreements").

You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company's Articles of Incorporation and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation laws of the State of Delaware.

This opinion is being rendered to you as of today. The opinions expressed herein assume that there are no changes in the facts, circumstances and law in effect on the date of this opinion particularly as they relate to corporate authority and the Company's good standing under Delaware laws. We have assumed the Company will remain in good standing as a Delaware corporation when shares of Common Stock are issued to Company directors as compensation for service on the Board of Directors and to consultants pursuant to the Consulting Agreements.

On the basis of and in reliance on the foregoing, we are of the opinion that the Shares of the Common Stock to be issued as compensation to Company directors and to consultants under the Consulting Agreements, when and if issued in accordance with the terms of (i) Board of Directors' authorization to pay shares of Common Stock in lieu of cash to Company directors, (ii) the Company's stock option plans, and/or (iii) the Consulting Agreements, will be legally issued, fully paid and nonassessable.


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The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                  Very truly yours,

                                  /s/ Benesch, Friedlander, Coplan & Aronoff LLP
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                                  BENESCH, FRIEDLANDER,
                                      COPLAN & ARONOFF LLP




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